Execution Version 66214882 EQUITY PURCHASE AGREEMENT This EQUITY PURCHASE AGREEMENT, dated as of February 7, 2025 (this “Agreement”), is by and among (i) MediaCo Operations LLC, a Delaware limited liability company (together with its successors and assigns, “Purchaser”), (ii) solely for purposes of Section 2.1 and Section 8.19 hereof, MediaCo Holding Inc., an Indiana corporation (“Parent”), (iii) SLF LBI Aggregator, LLC, a Delaware limited liability company (“Seller”), (iv) Estrella Broadcasting, Inc., a Delaware corporation (“Estrella Broadcasting”), (v) Estrella Media, Inc., a Delaware corporation (the “Company”), (vi) each of Estrella Radio Broadcasting of California LLC, a California limited liability company, Estrella Radio Broadcasting of Houston LLC, a Delaware limited liability company, Estrella Television of Houston LLC, a Delaware limited liability company, Estrella Television LLC, a California limited liability company, Estrella Television of Dallas LLC, a Delaware limited liability company, and Estrella Radio Broadcasting of Dallas LLC, a Delaware limited liability company (each, together with its successors and permitted assigns, a “Company Subsidiary”), (vii) Estrella KRCA Television LLC, a California limited liability company (“KRCA”), and (viii) each of Estrella Radio License of California LLC, a California limited liability company, Estrella Radio License of Houston LLC, a Delaware limited liability company, Estrella Television License of Houston LLC, a Delaware limited liability company, Estrella Television License LLC, a California limited liability company, and Estrella Radio License of Dallas LLC, a Delaware limited liability company, and Estrella Television License of Dallas LLC, a Delaware limited liability company (each, together with its successors and permitted assigns, a “LicenseCo Subsidiary”; Estrella Broadcasting and the Company, together with each Company Subsidiary, KRCA, and each LicenseCo Subsidiary, collectively, the “Grantor Parties”; the Grantor Parties, together with Parent and Purchaser are referred to herein as the “Parties” and each a “Party”). RECITALS WHEREAS, Seller directly owns 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of Estrella Broadcasting; WHEREAS, Estrella Broadcasting directly or indirectly owns 100% of the issued and outstanding equity interests of the Company and each Company Subsidiary (“Equity Interests”) as described on Schedule 2 hereto, and a Company Subsidiary (directly or indirectly through KRCA) owns 100% of the issued and outstanding equity interests of each LicenseCo Subsidiary as described on Schedule 2 hereto WHEREAS, each LicenseCo Subsidiary holds the FCC Licenses (hereinafter defined) for the television and radio stations listed on Schedule I hereto (the “Stations”) opposite the name of such LicenseCo Subsidiary on such Schedule I; WHEREAS, pursuant to that certain Amended and Restated Option Agreement, dated as of May 17, 2024 (the “Option Agreement”), by and among the parties hereto, the Grantor Parties granted to Purchaser, and Purchaser acquired from the Grantor Parties, the option to purchase each Company Subsidiary;

- 2 - WHEREAS, pursuant to Section 4 of the Option Agreement, on or about December 18, 2024, Purchaser delivered written notice of the exercise of its right to purchase each Company Subsidiary; and WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Shares (as defined below) on the terms and conditions set forth herein. NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows: ARTICLE I Definitions 1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in Annex A hereto. ARTICLE II Purchase and Sale; Closing 2.1. Purchase and Sale of Equity. Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations and warranties hereinafter set forth, at the Closing (as defined below), Seller shall sell, assign, transfer and deliver the Shares to Purchaser, free and clear of all liens, claims and encumbrances of any character (“Liens”) (except for Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings and transfer restrictions under applicable securities laws), and, in exchange therefor, Purchaser shall accept the delivery of the Shares and deliver to the assignee of the Company under Section 2.3, on behalf of itself and the other Grantor Parties, the Purchase Price (the foregoing, the “Equity Purchase”). Parent shall comply with the terms of this Section 2.1, including by, in connection with the Closing, contributing to Purchaser the applicable securities comprising the Purchase Price payable at the Closing. The Company shall execute and deliver any and all documentation required to give effect to the Equity Purchase, including the deliveries set forth in Section 6.3(a). 2.2. Closing. The closing of the Equity Purchase (the “Closing”) shall take place remotely via the electronic exchange of documentation and signatures between the Parties (via electronic transmission or other similar means for exchanging documentation) no later than ten (10) Business Days after the satisfaction or, to the extent permissible by law, the waiver (by the party for whose benefit the closing condition is imposed) of, the conditions specified in Sections 6.1 and 6.2 hereof. Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree upon in writing. The date that the Closing occurs shall be referred to herein as the “Closing Date”. 2.3. Direction and Contribution. The Parties acknowledge and agree that the HPS Lenders are entitled to receive the Purchase Price from the Company in respect of the HPS Lenders’ interests under the Company Term Loan Agreement (as defined in the Purchase Agreement) (the deemed transfers in respect of such entitlement, the “Company Transfer”) and

- 3 - that the HPS Lenders have and do direct and contribute their entitlements in respect of the Purchase Price to Seller immediately upon the Closing and the effectiveness of the Company Transfer, such that Purchaser shall deliver the Purchase Price to and for the account of Seller by direction of the HPS Lenders at the Closing, without any further action by any of the Parties. ARTICLE III Representations and Warranties of the Grantor Parties The Grantor Parties hereby represent and warrant to Purchaser as follows: 3.1. Organization and Power. Each Grantor Party has the power and authority and full legal capacity to enter into and to perform its obligations under this Agreement. Each Grantor Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution, delivery and performance of this Agreement by each Grantor Party has been duly authorized and this Agreement constitutes a valid and binding obligation of each Grantor Party enforceable against such Grantor Party in accordance with it terms, subject to (a) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general equitable principles, whether considered in a proceeding at law or equity (together, (a) and (b), the “Remedies Exceptions”). 3.2. Capitalization; Title to Equity Interests. (a) The authorized capital stock of Estrella Broadcasting consists of (i) 666,667 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (ii) 480,805 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, “Common Stock”). There are no authorized shares of preferred stock of Estrella Broadcasting. There are 612,754 shares of Class A Common Stock issued and outstanding and no shares of Class B Common Stock issued and outstanding. Seller is the record and beneficial owner of all 612,754 outstanding shares of Class A Common Stock (the “Shares”), free and clear of all Liens, other than transfer restrictions under applicable securities Laws. (b) The Company owns 100% of the issued and outstanding Equity Interests of each Company Subsidiary, and the Company has good and valid title to such Equity Interests free and clear of all Liens, other than transfer restrictions under applicable securities Laws. Estrella Broadcasting indirectly owns 100% of the equity interests of the Company and beneficially owns 100% of the Equity Interests of each Company Subsidiary free and clear of all Liens. 3.3. No Indebtedness. No Company Subsidiary has issued or guaranteed any outstanding obligation in respect of indebtedness for borrowed money. 3.4. Subsidiaries. With respect to each Company Subsidiary, the Equity Interests of such Company Subsidiary constitute all of the outstanding equity interests of such Company Subsidiary and all such Equity Interests are duly authorized, validly issued, fully paid and nonassessable. Other than the Equity Interests, there are no issued, reserved for issuance or outstanding (A) equity interests in, or other voting securities of or other ownership interests in, any Company Subsidiary, (B) securities of any Company Subsidiary convertible into or exchangeable

- 4 - for equity interests in, or other voting securities of or other ownership interests in, any Company Subsidiary, (C) warrants, calls, options or other rights to acquire from a Company Subsidiary, or other obligations of a Company Subsidiary to issue, any equity interests in, or other voting securities of or other ownership interests in, a Company Subsidiary or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, or other voting securities of or other ownership interests in, any Company Subsidiary or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in any Company Subsidiary. Neither Estrella Broadcasting nor the Company holds any equity, securities or other ownership interest of any kind, including warrants or other rights or options to acquire equity, securities or other ownership interests, in any third party other than the Company’s ownership of the Equity Interests and the issued and outstanding equity interests in the other direct or indirect subsidiaries of Estrella Broadcasting described on Schedule 3.4 hereof. 3.5. FCC Matters. (a) The LicenseCo Subsidiaries are the holders of the FCC Licenses and such FCC Licenses are valid and in full force and effect. (b) To the knowledge of the Company, the Grantor Parties are not aware of any reason why those of the FCC Licenses subject to expiration might not be renewed by the FCC in the ordinary course or of any reason why any of the FCC Licenses might be revoked. (c) All information contained in any pending applications for modification, extension or renewal of the FCC Licenses or other applications filed with the FCC by any of the Grantor Parties is true, complete and accurate in all material respects. (d) The applicable Grantor Party has filed all material returns, reports, and statements that such Grantor Party is required to file with the FCC, the Federal Aviation Administration, or the Securities and Exchange Commission. There is no action, suit or proceeding pending or, to Grantor Party’s knowledge, threatened in writing (or otherwise) against the Grantor Party in respect of the Stations seeking to enjoin the transactions contemplated by this Agreement and, to Grantor Party’s knowledge, there are no governmental claims or investigations pending or threatened against any Grantor Party in respect of any Station (except those affecting the broadcasting industry generally). 3.6. Litigation. There is no litigation, proceeding, suit, claim, charge, grievance, or action by or before any Governmental Authority pending or, to the knowledge of the Company, threatened against any Grantor Party, or any Station Assets, or any employee, officer or director of any Grantor Party (in their capacity as such) that would, individually or in the aggregate, reasonably be expected to be material to the operation of any Station or would otherwise reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement. 3.7. Brokers. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated

- 5 - hereby as a result of any agreement or action of any Grantor Party or any other party acting on the behalf of any Grantor Party. ARTICLE IV Representations and Warranties of Purchaser Purchaser hereby represents and warrants to the Grantor Parties as follows: 4.1. Organization. Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (as applicable). 4.2. Authorization and Enforceability. Purchaser has the organizational power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized and this Agreement constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to the Remedies Exceptions. 4.3. Delivery of Purchase Price. Purchaser has, and will have at the Closing occurring prior to a Collateral Event, the ability to deliver the Purchase Price free and clear of all Liens, other than transfer restrictions under applicable securities Laws. The equity securities comprising the Purchase Price at the Closing prior to a Collateral Event (i) will be duly authorized and validly issued and are fully paid and non-assessable, (ii) will have been offered, sold and issued in compliance in all material respects with applicable securities Laws and other applicable Law, (iii) will not be issued in violation of the constituent documents of Purchaser, and (iv) will not be issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person. Purchaser has, and will have at the Closing following a Collateral Event, sufficient funds to consummate the transactions contemplated by this Agreement (including the payment of the Purchase Price). 4.4. Litigation. There is no litigation, proceeding, suit, claim, charge, grievance, or action by or before any Governmental Authority pending or, to the knowledge of Purchaser, threatened against Purchaser, or any employee, officer or director of Purchaser (in their capacity as such) that would, individually or in the aggregate, reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement. 4.5. Brokers. No broker, finder or other person is entitled to a commission, fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Purchaser or any party acting on Purchaser’s behalf. ARTICLE V Covenants of Grantor Parties 5.1. Covenants. During the period between the date of this Agreement and the Closing, each Grantor Party, jointly and severally, covenant to: (a) Operate the Stations in the ordinary course of business, consistent with past practice since the date of the Option Agreement, including maintaining insurance policies of all Station Assets with respect to the operation of the Stations in amounts customary in the broadcast industry;

- 6 - (b) Operate the Stations in all material respects in accordance with the terms of the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), the rules and published policies of the FCC (“FCC Rules”) and all other statutes, ordinances, rules and regulations of governmental authorities; (c) Promptly notify Purchaser of any reason an FCC License subject to expiration might not reasonably be expected to be renewed in the ordinary course or of any reason why an FCC License might be revoked; (d) Cause any application for modification, extension or renewal of the FCC Licenses or other application filed with the FCC by any of the Grantor Parties to be true, complete and accurate in all material respects; (e) Use commercially reasonable efforts to maintain the goodwill associated with the operation of each Station; (f) Refrain from intentionally taking any action that would cause the FCC Licenses not to be in full force and effect or to be revoked, suspended, cancelled, rescinded, terminated or expired; (g) File all material returns, reports, and statements that are required to be filed with the FCC and any other Governmental Authority by or on behalf of such Grantor Party; (h) Maintain, preserve, and keep all Station Assets in reasonable working order and condition (ordinary wear, tear and casualty expected), and from time to time as reasonably necessary make all needful and proper repairs, renewals, replacement, and additions thereto, in each case, in the same manner consistent with past practice since the date of the Option Agreement; (i) (x) pay all material taxes when due and payable and (y) file all material tax returns when due (taking into account all available extensions), in each case of clauses (x) and (y), in respect of each of the Grantor Parties; (j) [Reserved]; (k) Not voluntarily adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization, or otherwise voluntarily liquidate, dissolve or wind-down any Grantor Party; (l) Not mortgage, pledge, subject to any Lien (other than Permitted Liens) or otherwise encumber (or cause any of the foregoing to occur) any of the Station Assets; (m) Not issue any note, bond or other debt security (including any security or instrument convertible, exchangeable or exercisable for any equity interests) of the Company or any of its Subsidiaries, or otherwise assume or incur or guarantee any indebtedness for borrowed money or make any payment in respect of the foregoing;

- 7 - (n) Not issue any equity securities or rights to acquire equity securities (including any security or instrument that is convertible, exchangeable or exercisable for any equity securities) of any Grantor Party; (o) Not (1) authorize, declare, undertake or pay any dividend on or make any other distribution in respect of (whether in cash or property) any Equity Interests of a Company Subsidiary or the equity interests of any LicenseCo Subsidiary (other than dividends or distributions solely to KRCA or a Company Subsidiary) or (2) purchase, redeem or otherwise acquire or retire any Equity Interests of a Company Subsidiary or any equity interests of any LicenseCo Subsidiary; (p) Not make any investment (whether through cash, purchase of stock or obligations or otherwise) in, or loan or advance to, any other Person, or acquire all or any substantial part of the assets or business of any Person or division thereof, other than acquisitions of inventory and supplies in the ordinary course of business; (q) Except in connection with the Closing, not undertake, initiate, support, and/or vote for any action that would cause the Station Assets, the Equity Interests, or the equity interests or any other assets of KRCA or any Grantor Party to be directly or indirectly sold, leased, transferred, conveyed or encumbered, or otherwise be party to any merger, consolidation or amalgamation, or otherwise in connection with a transaction which would result in a change in control or a transfer of control of KRCA or any Grantor Party; (r) Not (A) enter into any contract or agreement, except for contracts or agreements in the ordinary course of business consistent with past practice since the date of the Option Agreement, or (B) sell, lease or otherwise dispose of (i) any material Station equipment or FCC Licenses, or (ii) any of the other Station Assets, except, with respect to the foregoing clause (ii) fixtures, equipment and supplies (excluding fixtures, equipment and supplies that constitute material Station equipment) sold or disposed of in the ordinary course of business; (s) Not (A) issue any equity interest in any Grantor Party, including any shares of Common Stock, (B) sell, assign, transfer mortgage, pledge, subject to any Lien or otherwise encumber any equity interest in any Grantor Party, including any shares of Common Stock, or (C) repurchase or redeem any equity interest in any Grantor Party, including any shares of Common Stock; and (t) Authorize, approve or commit to any of the foregoing. ARTICLE VI Conditions to Closing; Closing Deliverables 6.1. Grantor Party Closing Conditions. The obligation of the Grantor Parties hereunder are subject to satisfaction by Purchaser or, to the extent permissible by law, the waiver by Grantor Parties at or prior to the Closing, of each of the following conditions: (a) Prior to a Collateral Event, the representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects at and as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the

- 8 - covenants and agreements to be complied with and performed by Purchaser at or prior to the Closing shall have been complied with or performed in all material respects. The Company shall have received a certificate dated as of the Closing Date from Purchaser, executed by an authorized officer of Purchaser, to the effect that the conditions set forth in this Section 6.1(a) have been satisfied. (b) The FCC Consent (as defined below) shall have been obtained and be in effect and no court or governmental order prohibiting the Closing shall be in effect. (c) No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits any party from consummating the transactions contemplated hereby. (d) The Grantor Parties shall have received, or receive contemporaneously with the Closing, the deliverables set forth in Section 6.3(b). 6.2. Purchaser Closing Conditions. The obligations of Purchaser hereunder are subject to satisfaction by the Grantor Parties or, to the extent permissible by law, the waiver by Purchaser at or prior to the Closing, of each of the following conditions: (a) The (i) representations and warranties of the Grantor Parties (A) made in this Agreement (other than the representations and warranties of the Grantor Parties set forth in Section 3.5(a) and Section 3.5(b)) shall be true and correct in all material respects at and as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and (B) made in Section 3.5(a) and Section 3.5(b) with respect to the Grantor Parties shall be true and correct at and as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement or except where the failure of such representation and warranty to be true and correct would not reasonably be expected to materially and adversely affect a Grantor Party’s ownership and use of any applicable Station Assets, and the (ii) covenants and agreements to be complied with and performed by the Grantor Parties at or prior to the Closing shall have been complied with or performed in all material respects. Purchaser shall have received certificates dated as of the Closing Date from each of Estrella Broadcasting and the Company, executed by an authorized officer of each of the foregoing, to the effect that the conditions set forth in this Section 6.2(a) have been satisfied. (b) The FCC Consent shall have been obtained and no court or governmental order prohibiting the Closing shall be in effect. (c) No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits any party from consummating the transactions contemplated by this Agreement. (d) Purchaser shall have received, or receive contemporaneously with the Closing, the deliverables set forth in Section 6.3(a). 6.3. Closing Deliverables. (a) At the Closing, the Seller shall deliver or cause to be delivered to Purchaser:

- 9 - (i) Copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby, by each of the Grantor Parties; (ii) the certificates described in Section 6.2(a) hereof; (iii) all certificates, if any, evidencing Shares, duly endorsed for transfer to Purchaser accompanied by appropriate powers duly endorsed for transfer to Purchaser; (iv) a duly executed IRS Form W-9 from Seller; (v) a certificate of good standing (or equivalent) from the jurisdiction of incorporation (or formation) of Estrella Broadcasting and each of its Subsidiaries; (vi) with respect to Estrella Broadcasting and each of its Subsidiaries, all issued and outstanding stock certificates with respect to the equity interests of such entity, and appropriate instruments of transfer, endorsed in blank, with respect to the foregoing; (vii) one or more counterparts to the Closing Agreement, duly executed by the Seller and its Affiliates to be party thereto; and (viii) such other documents, certificates, payments, assignments, transfers and other deliveries as Purchaser may reasonably request and as are customary to effect a closing of the matters herein contemplated or as otherwise agreed by the Parties. (b) At the Closing, Purchaser shall deliver or cause to be delivered to the Company: (i) the certificate described in Section 6.1(a) hereof; (ii) the securities comprising the Purchase Price; (iii) a counterpart to the Closing Agreement, duly executed by Purchaser; and (iv) such other documents, certificates, payments, assignments, transfers and other deliveries as the Company may reasonably request and as are customary to effect a closing of the matters herein contemplated or as otherwise agreed by the Parties. ARTICLE VII Covenants 7.1. FCC Matters. In connection with the execution and delivery of this Agreement, Purchaser, Estrella Broadcasting, Estrella Media Holdings, Inc., Estrella Media Intermediate Holdings, Inc., the Company and the applicable Grantor Parties and LicenseCo Subsidiaries shall file an application or applications (the “FCC Application(s)”) with the U.S. Federal Communications Commission (“FCC”) requesting the FCC’s written consent to the transfer of control of the FCC Licenses held by the direct and indirect subsidiaries of Estrella Broadcasting

- 10 - to Purchaser. In addition, in connection with the foregoing, each applicable party hereto covenants and agrees to (i) prepare, file and prosecute any alternative application, petition, motion, request or other filing (together with the FCC Application(s), the “FCC Filings”); (ii) file any appropriate amendment or modification to the FCC Filings; (iii) provide to Purchaser or a Grantor Party any information, documents or other materials reasonably requested by it in connection with the preparation of any such FCC Filings; (iv) absent a Dismissal Filing (defined below), prosecute the FCC Applications with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the written consent of the FCC requested in the FCC Applications (the “FCC Consent”); (v) otherwise take any other action with respect to the FCC as may be reasonably necessary or reasonably requested by Purchaser or a Grantor Party in connection with the transactions contemplated hereby (including, upon the request of Purchaser, the preparation, filing, and prosecution of any motion or other filing seeking to withdraw or dismiss any FCC Filings made by the parties in connection with the transactions contemplated by this Agreement (a “Dismissal Filing”)); and (vi) cooperate in good faith with the other applicable parties with respect to the foregoing covenants, all as may be determined by Purchaser or a Grantor Party to be reasonably necessary or appropriate or advisable in order to consummate the transactions contemplated hereby. Each applicable Party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to the FCC Filings or any Dismissal Filing, shall furnish all information required by the FCC and shall be represented at all meetings or hearings scheduled to consider the FCC Filings. The Parties each agree to comply with any condition imposed on them by any FCC Consent, except that no Party shall be required to comply with any materially adverse condition, including, any condition that requires such Party to divest any of its direct or indirect assets in a manner not contemplated in the FCC Filings. The Parties shall oppose any petitions to deny or other objections filed with respect to the FCC Filings, as well as any requests for reconsideration or review of any FCC Consent or Dismissal Filing. Purchaser and the Grantor Parties shall each pay their own costs and expenses in connection with the preparation and prosecution of the FCC Filings or any Dismissal Filing, and shall each pay one- half (1/2) of all filing fees relating to the transactions contemplated hereby irrespective of whether the transactions contemplated by this Agreement are consummated. ARTICLE VIII Miscellaneous 8.1. Survival. Neither the representations and warranties in this Agreement nor the covenants set forth in Section 5.1 of this Agreement shall survive the Closing Date or the payment in full of the Purchase Price, whereupon they shall expire and be of no further force or effect.

- 11 - 8.2. Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the parties’ obligation to consummate the transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity, and (ii) the right to seek specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at law or in equity. Each of the parties further agrees that the only permitted objection that it may raise in response to any action for an injunction, specific performance, or other equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Any party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy. 8.3. Expenses. Except with respect to the FCC filing fees for the FCC Applications which will be split equally between the Grantor Parties, on the one hand, and Purchaser, on the other, and Transfer Taxes, as set forth in Section 8.19(b) of this Agreement, each Party is responsible for its own expenses in connection with the transactions contemplated by this Agreement. 8.4. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. 8.5. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all Parties. 8.6. Waiver of Compliance; Consents. The failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliances as set forth in this Section 8.6.

- 12 - 8.7. Notices. All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 8.7: If to Purchaser: MediaCo Operations LLC c/o MediaCo Holding Inc. 48 West 25th Street, Floor 3 New York, NY 10010 Attention: Chief Financial Officer and Vice President of Legal Email: legal@mediacoholding.com with a copy (which shall not constitute notice) to: Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Philip Richter; Colum J .Weiden If to Estrella Broadcasting: Estrella Broadcasting, Inc 1 Estrella Way Burbank, CA 91504 Attention: Peter Markham Email: pmarkham@EstrellaMedia.com with a copy (which shall not constitute notice) to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Jeffrey Marell; Lukas Richards Email: jmarell@paulweiss.com; lrichards@paulweiss.com

- 13 - If to any Grantor Party: c/o Estrella Broadcasting, Inc 1 Estrella Way Burbank, CA 91504 Attention: Peter Markham Email: pmarkham@EstrellaMedia.com with a copy (which shall not constitute notice) to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Jeffrey Marell; Lukas Richards Email: jmarell@paulweiss.com; lrichards@paulweiss.com 8.8. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Grantor Party without the prior written consent of the Purchaser in its sole discretion. Without the consent of Estrella Broadcasting or any Grantor Party, Purchaser may assign any or all of its rights and obligations under this Agreement, in whole or in part, including, its right and/or its obligation to purchase the Equity Interests or all of the Station Assets in respect of each Station (including the right to receive the Equity Interests or all of the Station Assets of each Station), to any other party or parties; provided, however, that Purchaser, as assignor, shall not thereby be released of its obligations hereunder. 8.9. No Third Party Beneficiaries. Except as otherwise specified herein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties to this Agreement, any right or remedies under or by reason of this Agreement; provided, that the Nonparty Affiliates (as defined below) are intended third party beneficiaries of the provisions of Section 8.16 hereof (and the Term Agent is an intended third party beneficiary of this Agreement). The representations and warranties in this Agreement are the product of negotiations among the parties and, except as expressly set forth in the immediately preceding sentence, such representations and warranties are for the sole benefit of the parties and may represent an allocation of risk among the parties associated with particular matters regardless of the knowledge of any of the parties. 8.10. Governing Law; Consent to Jurisdiction. (a) This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive law to govern this Agreement). With respect to any and all proceedings arising directly or indirectly out of or

- 14 - otherwise relating to this Agreement or the transactions contemplated hereby, each of the parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that a proceeding involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agrees that all claims in respect of such proceeding shall be heard and determined only in a Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any proceeding brought against a party in another jurisdiction by an independent third person, it shall not bring any proceeding directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.10, however, shall affect the right of any person to serve legal process in any other manner permitted by law. NEITHER PARTY HERETO (OR THEIR SUCCESSORS AND ASSIGNS) SHALL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES). (b) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10. 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement

- 15 - so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible. 8.12. Publicity. No Party shall make or issue or cause to be made or issued, any announcement (written or oral) concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency (including the FCC) or any stock exchange, except that the Party required to make such announcement shall provide a draft copy thereof to the other party hereto, and consult with such other Party concerning the timing and content of such announcement, before such announcement is made. 8.13. Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. 8.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of the Agreement by facsimile or electronic transmission will be deemed to be an original counterpart of the Agreement so transmitted. 8.15. Entire Agreement. This Agreement, including the documents delivered pursuant to this Agreement or other written agreements referenced in this Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Schedule(s) hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior negotiations and understandings between the parties with respect to the subject matter hereof, including any other writings executed prior to the date hereof relating to such negotiations, agreements and understandings. 8.16. No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance or non-performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement. In no event shall any party to this Agreement have any shared or vicarious liability for the actions or omissions of any other person. Except as otherwise expressly set forth in this Agreement, no person who is not a party to this Agreement, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or representative or assignee of any party to this Agreement, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity

- 16 - or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach and, to the maximum extent permitted by applicable law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the parties to this Agreement or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement or any other agreement referenced herein or the transactions contemplated hereunder, or the termination or abandonment of any of the foregoing. 8.17. Certain Acknowledgments. Notwithstanding anything set forth in this Agreement to the contrary: (a) the condition set forth in Section 6.1(a) shall be deemed satisfied after the occurrence of a Collateral Event; and (b) the deliverables described in Section 6.3(b)(i) shall not be required to be delivered by Purchaser following the occurrence of a Collateral Event. 8.18. Interpretation. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (iv) the terms “Section,” “this Agreement,” and “Schedule” and similar expressions refer to the specified Article, Section, or Schedule of or to this Agreement, (v) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including, without limitation,” unless otherwise specified, (vi) the word “or” shall be disjunctive but not necessarily exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to any law shall include all rules and regulations promulgated thereunder and references to any law shall be construed as including all statutory, legal and regulatory provisions consolidating, amending or replacing such law, any reference to any law will be to such law (and all rules and regulations promulgated thereunder) as amended from time to time, (ix) words importing the singular shall also include the plural, and vice versa, (x) all references to “$” or “dollar” shall be references to United States dollars, (xi) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, and (xii) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). Notwithstanding anything set forth in this Agreement to the contrary, (A) in the event of any conflict between the terms of this Agreement and the terms of the Option Agreement as it relates to any right or obligation of the Term Agent under the Option Agreement, the Option Agreement shall control, and (B) in the event of the occurrence of any Collateral Event prior to the Closing, the parties agree to amend this Agreement to the extent necessary to give full effect to the rights of the Term Agent under the Option Agreement.

- 17 - 8.19. Tax Matters. (a) Solely for U.S. federal, and applicable state and local, income tax purposes, it is intended that Purchaser was deemed to have exercised its option to purchase all of the Equity Interests in each Company Subsidiary on the Option Agreement Effective Date in a transaction described in Section 1001 of the Code in respect of the Station Assets in exchange for the Purchase Price (the “Intended Tax Treatment”). Consistent with the foregoing, the Purchase Price (as established as of the Option Agreement Effective Date) shall be allocated among the Station Assets in connection with the Purchase Price Allocation (as defined in the Purchase Agreement), which Purchase Price Allocation shall govern for all purposes under this Agreement. In addition, the Parties acknowledge and agree that, to the extent the value of the Purchase Price at the Closing (based on the then-current trading price of the underlying or then-issued Parent Class A Common Stock) is less than the value of the Purchase Price as of the Option Agreement Effective Date (based on the then-current trading price of the underlying or then-issued Parent Class A Common Stock) the Company is eligible to claim a capital loss in respect of the payment of the Purchase Price in the Company Transfer, and that such capital loss shall be (and shall be deemed for all purposes hereunder to be) carried back to prior Tax years (the “Carry Back”). Each of the Parties and their respective Affiliates shall file all of its Tax Returns consistent with the Intended Tax Treatment, the Purchase Price Allocation, and the Carry Back and shall not take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any Proceeding inconsistent with the Intended Tax Treatment, the Purchase Price Allocation or the Carry Back without the written consent of the other Parties or unless specifically required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. (b) Parent shall be responsible for and shall pay any and all Transfer Taxes when due and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes; provided, however, that if required by law, the applicable Grantor Parties will join in the execution of any such Tax Return. (signature pages follow)

[Signature Page to Equity Purchase Agreement] IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written. PURCHASER: MEDIACO OPERATIONS LLC By: MediaCo Holding Inc., its sole member By: _______________________ Name: Alberto Rodriguez Title: Interim Chief Executive Officer PARENT: MEDIACO HOLDING INC. By: _______________________ Name: Alberto Rodriguez Title: Interim Chief Executive Officer Docusign Envelope ID: 36FC275F-BB0D-4B82-B677-398D607055B4

[Signature Page to Equity Purchase Agreement] 66214882 ESTRELLA BROADCASTING: ESTRELLA BROADCASTING, INC. By: COMPANY: ESTRELLA MEDIA, INC. By: GRANTOR SUBSIDIARIES: ESTRELLA RADIO BROADCASTING OF CALIFORNIA LLC By: _______________________ Name: Title: ESTRELLA RADIO BROADCASTING OF HOUSTON LLC By: _______________________ Name: Title: ESTRELLA TELEVISION OF HOUSTON LLC By: _______________________ Name: Title: ESTRELLA TELEVISION LLC

By: _______________________ Name: Title: ESTRELLA KCRA TELEVISION LLC By: _______________________ Name: Title: ESTRELLA RADIO BROADCASTING OF DALLAS LLC By: _______________________ Name: Title: ESTRELLA RADIO LICENSE OF CALIFORNIA LLC By: _______________________ Name: Title: ESTRELLA RADIO LICENSE OF HOUSTON LLC By: _______________________ Name: Title: ESTRELLA TELEVISION LICENSE OF HOUSTON LLC By: _______________________ Name:

Title: ESTRELLA TELEVISION LICENSE LLC By: _______________________ Name: Title: ESTRELLA RADIO LICENSE OF DALLAS LLC By: _______________________ Name: Title: ESTRELLA TELEVISION OF DALLAS LLC By: _______________________ Name: Title: ESTRELLA TELEVISION LICENSE OF DALLAS LLC By: _______________________ Name: Title:

ANNEX A - Defined Terms “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. “Bankruptcy Event” shall mean the occurrence of any of the following: (a) Parent or any of its subsidiaries becomes insolvent within the meaning of 11 U.S.C. §101(32) or any other Debtor Relief Law applicable to such entities; (b) Parent or any of its subsidiaries generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company between it and any class of its creditors; (c) Parent or any of its subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal of such an assignment (or files a notice of its intention to do so); (d) Parent or any of its subsidiaries institutes a proceeding seeking to adjudicate it as insolvent, or seeking liquidation, dissolution, winding-up, reorganization, restructuring, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any applicable Debtor Relief Law or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding; (e) Parent or any of its subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; (f) Any petition is filed, application made or other proceeding instituted against or in respect of Parent or any of its subsidiaries pursuant to or under Debtor Relief Laws (or otherwise in furtherance of support of any creditor of Parent or any of its subsidiaries): (i) seeking to adjudicate it as insolvent; (ii) seeking a receiving order against it; (iii) seeking liquidation, dissolution, winding-up, reorganization, restructuring, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any law, now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or (iv) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and and, in each case under this clause (f), such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Parent or any of its subsidiaries thereunder in the interim, such grace period will cease to apply; provided, further, that if Parent or any of its subsidiaries files an answer admitting the material allegations of a petition filed against it in any such proceeding prior to such date, the grace period will cease to apply; (g) Parent or any of its subsidiaries takes any action, corporate or otherwise, including, an affirmative vote by the Board or the board of directors (or equivalent management or oversight body) of any other subsidiary, to commence any Insolvency Proceeding or to approve, effect, consent to or authorize any of the actions described in the clauses (a)-(f) above; or (h) Any other event or circumstance occurs which, under applicable Debtor Relief Laws, has an effect equivalent to any of the events or circumstance referred to in the other clauses of this definition. “Board” means Parent’s board of directors (or equivalent management or oversight body) as elected from time to time in accordance with the organizational documents of Parent in effect from time to time. “Business Day” means any day other than a Saturday, Sunday or a day on which banks are not required or authorized to close in New York, New York. “Closing Agreement” means an agreement, substantially in the form of Exhibit A hereto, to be duly executed by Seller, Purchaser, and the other parties named therein. “Code” means the Internal Revenue Code of 1986, as amended. “Contract” means any contract, note, bond, mortgage, indenture, lease, license, commitment, undertaking or other agreement (written, oral or otherwise) that, in each case, is legally binding. “Collateral Event” means (i) the occurrence of any Event of Default (as defined in the Term Loan Documents) under the Term Loan Agreement or other Term Loan Documents, resulting in the right of the Term Agent to exercise any or all of remedies the remedies available to Term Agent under the terms of the Term Loan Documents (or any successor agreement thereto) or (ii) a Bankruptcy Event. For the avoidance of doubt, after the occurrence of a Collateral Event (but only in such event), the provisions in Schedule 6 attached hereto shall also apply. “Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief laws (including applicable provisions of any corporate laws) of the United States or any state thereof or other applicable jurisdictions from time to time in effect.

“Governmental Approval” means any permit, license, approval, consent, exemption, waiver, certification, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law. “Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other similar non-governmental authority to whose jurisdiction that Person has consented. “HPS Lender” has the meaning set forth in the Purchase Agreement. “Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other Debtor Relief Law (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, restructuring, receivership, insolvency, arrangement, or other relief. “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, resolution, common law, ordinance, code, edict, decree, order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority. “Lender Related Parties” means the Persons (including each lender and the Term Agent) that have agreed to arrange or have otherwise entered into agreements in connection with financing the transactions contemplated under this Agreement and other related transactions, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and Representatives of the foregoing, and their respective successors and assigns. “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Governmental Approval, Proceeding or contract and including any and all liabilities for Taxes. “Option Agreement Effective Date” has the meaning set forth in the Option Agreement. “Parent” means MediaCo Holding Inc., an Indiana corporation. “Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.01 per share. “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel. “Purchase Agreement” has the meaning set forth in the Option Agreement. “Purchase Price” means a Warrant to purchase 7,051,538 shares of Parent Class A Common Stock; provided, that if the affirmative approval of Parent’s stockholders in respect of the issuance of 7,051,538 shares of Parent Class A Common Stock as payment hereunder has been obtained prior to Closing, the Purchase Price shall be payable in 7,051,538 shares of Parent Class A Common Stock. “Station Assets” means all of the assets of each Station, including tangible and intangible personal property, licenses, authorizations and leases, contracts and agreements, owned or held by the Grantor Parties or a controlled Affiliate of a Grantor Party, relating to the operation of any such Station, including (i) all of the licenses, permits and other authorizations issued by the FCC to the Grantor Parties (including, all licenses, permits and other authorizations of LicenseCo Subsidiaries) in respect of each Station, including any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing (collectively, the “FCC Licenses”) and (ii) all other assignable licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and other rights, from any Governmental Authority, to any Grantor Party used in connection with such Station, including any renewals, extensions or modifications thereof and additions thereto between the Option Agreement Effective Date and the Closing (collectively, the “Permits”). “Tax Return” means any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, including any amendment thereof and any attachment thereto. “Term Agent” means the “Term Agent” under and as defined in the Term Loan Agreement or any successor or assign thereof. “Term Loan Agreement” means that certain Term Loan Agreement, dated April 17, 2024, by and among Parent, the other persons party thereto as “Borrowers”, the financial institutions party thereto as “Lenders”, and Whitehawk Capital Partners LP in its capacity as Term Agent thereunder, as amended and in effect from time to time or any refinancing thereof. “Term Loan Documents” shall have the meaning ascribed to “Loan Documents” in the Term Loan Agreement or any similar term in any refinancing thereof. “Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, gains, transfer, license, withholding, payroll, employment, unemployment, disability, excise, capital stock, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any fine or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax. “Transfer Taxes” means all sales, use, transfer, real property transfer, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Equity Interests contemplated hereby, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties. “Warrants” means warrants to purchase shares of Parent Class A Common Stock, each exercisable at an exercise price of $0.01 per share of Parent Class A Common Stock.

Schedule 1 - Stations LicenseCo Subsidiary Stations Estrella Radio License of California LLC KVNR(AM), Santa Ana, CA KBUA(FM), San Fernando, CA KBUE(FM), Long Beach, CA KEBN(FM), Garden Grove, CA KRQB(FM), San Jacinto, CA Estrella Radio License of Houston LLC KTJM(FM), Port Arthur, TX KQQK(FM), Beaumont, TX KNTE(FM), Bay City, TX Estrella Television License of Houston LLC KZJL(TV), Houston, TX Estrella Television License LLC KRCA(TV), Riverside, CA WASA-LD, Port Jervis, NY KETD(TV), Castle Rock, CO WESV-LD, Chicago, IL WVFW-LD, Miami, FL WGEN-TV, Key West, FL Estrella Radio License of Dallas LLC KNOR(FM), Krum, TX KBOC(FM), Bridgeport, TX KZZA(FM), Muenster, TX *****

Schedule 2 - Equity Interests

Entity	Jurisdiction of Incorporation or Formation	Outstanding Equity Interests / Holder
1. Estrella Broadcasting, Inc.	Delaware	612,754 shares of Class A Common Stock 100% held by SLF LBI Aggregator, LLC
2. Estrella Media Holdings, Inc.	Delaware	100% held by Estrella Broadcasting, Inc.
3. Estrella Media Intermediate Holdings, Inc.	Delaware	100% held by Estrella Media Holdings, Inc.
4. Estrella Media, Inc.	California	100% held by Estrella Media Intermediate Holdings, Inc.
5. Estrella Radio Broadcasting of Houston LLC	Delaware	100% held by Estrella Media, Inc.
6. Estrella Radio License of Houston LLC	Delaware	100% held by Estrella Radio Broadcasting of Houston LLC
7. Estrella Television of Houston LLC	Delaware	100% held by Estrella Media, Inc.
8. Estrella Television License of Houston LLC	Delaware	100% held by Estrella Television of Houston LLC
9. Estrella Radio Broadcasting of Dallas LLC	Delaware	100% held by Estrella Media, Inc.
10. Estrella Radio License of Dallas LLC	Delaware	100% held by Estrella Radio Broadcasting of Dallas LLC
11. Estrella Television of Dallas LLC	Delaware	100% held by Estrella Media, Inc.
12. Estrella Television License of Dallas LLC	Delaware	100% held by Estrella Television of Dallas LLC
13. Estrella Studios LLC	California	100% held by Estrella Media, Inc.
14. Agua Fresca Studios LLC	California	100% held by Estrella Media, Inc.
15. Estrella Media Music Entertainment LLC	California	100% held by Estrella Media, Inc.
16. Estrella Radio Broadcasting of California LLC	California	100% held by Estrella Media, Inc.

17. Estrella Radio License of California LLC California 100% held by Estrella Radio Broadcasting of California LLC 18. Estrella Television LLC California 100% held by Estrella Media, Inc. 19. Estrella KRCA Television LLC California 100% held by Estrella Television LLC 20. Estrella Television License LLC California 100% held by Estrella KRCA Television LLC

Schedule 3.4 - Other Subsidiaries 1. Estrella Media Music Entertainment LLC 2. Agua Fresca Studios LLC 3. Estrella Studios LLC

EXHIBIT A Form of Closing Agreement [Attached.]

[Final Form] 66357900 EQUITY PURCHASE CLOSING AGREEMENT This EQUITY PURCHASE CLOSING AGREEMENT, dated as of [Closing Date], 2025 (this “Agreement”), is by and among (i) MediaCo Operations LLC, a Delaware limited liability company (together with its successors and assigns, “Purchaser”), (ii) MediaCo Holding Inc., an Indiana corporation (“Parent”), (iii) SLF LBI Aggregator, LLC, a Delaware limited liability company (“Aggregator”), (iv) Estrella Broadcasting, Inc., a Delaware corporation (“Estrella Broadcasting”) and each of its subsidiaries listed on Schedule 1 hereto (each, an “Estrella Subsidiary” and, together with Estrella Broadcasting, each an “Estrella Entity”), (v) HPS Investment Partners, LLC, a Delaware limited liability company (the “Term Agent”), and (vi) each of the entities listed on Schedule 2 hereto (together with Aggregator, each, a “Lender”). Each of the entities party hereto are referred to herein as a “Party” and, collectively, as the “Parties”. RECITALS WHEREAS, pursuant to that certain Amended and Restated Option Agreement, dated as of May 17, 2024 (the “Option Agreement”), by and among the parties thereto, Purchaser acquired the option to purchase each Company Subsidiary; WHEREAS, on February 7, 2025, Purchaser, Parent, Aggregator, Estrella Broadcasting and certain other subsidiaries of Estrella Broadcasting entered into that certain Equity Purchase Agreement (the “Equity Purchase Agreement”) providing for Purchaser’s acquisition of each Company Subsidiary through the purchase of all issued and outstanding shares of common stock of Estrella Broadcasting; WHEREAS, pursuant to Section 6.3 of the Equity Purchase Agreement, the Parties have agreed to execute and deliver this Agreement in connection with the Closing (as defined in the Equity Purchase Agreement); and WHEREAS, the Parties desire to make certain covenants and agreements in connection with the Closing on the terms and conditions set forth herein. NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows: ARTICLE I Definitions 1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in Annex A hereto.

- 2 - ARTICLE II Treatment of Liabilities 2.1. Excluded Liabilities and Set-Off. (a) Subject to the terms and conditions of this Article II, from and after the Closing, if Parent, Purchaser, or any of their respective subsidiaries, officers, directors, employees, successors and assigns (collectively, “Purchaser Parties”) actually suffers any Losses arising out of the Excluded Liabilities (such Losses, “Set-Off Losses”), Purchaser and/or Parent shall be entitled to set-off, on a dollar-for-dollar basis, any such Set-Off Loss against shares of Parent Class A Common Stock (as defined in the Equity Purchase Agreement) held by Aggregator (valued based on a 20-Day VWAP on the date of set-off), and solely if such set-off is not sufficient to fully offset any Set-Off Losses, Purchaser and/or Parent shall be authorized to set-off any remaining Set-Off Losses against, at the election of Aggregator, either (i) the outstanding Term Loan (including the interest and principal payable thereunder) (such set-off to be applied pro rata as to all Lenders, except as otherwise determined by Aggregator) or (ii) the issued and outstanding shares of Series B Preferred Stock (including the accrued liquidation preference thereunder) (such set-off to be applied pro rata to all such issued and outstanding shares of Series B Preferred Stock, except as otherwise determined by Aggregator). (b) Each of Parent, the Term Agent, and the Lenders hereby acknowledge and agree that the terms of this Agreement constitute an amendment to the Loan Agreement. (c) Aggregator, as the sole holder of the outstanding shares of Series B Preferred Stock, hereby consents to the terms and conditions of this Agreement (including for all purposes under Article 6 of the Series B Articles of Amendment). (d) Prior to effecting any set-off under this Agreement, the Parties shall cooperate in good faith to determine the amount of any Set-Off Losses. In the event the Parties are unable to agree to the amounts of any Set-Off Losses, (i) the Purchaser Parties shall be entitled to set-off the undisputed amount in accordance with Section 2.1, and (ii) the disputed amount shall be submitted to the Independent Accounting Firm for resolution in accordance with this Section 2.1(d), and such Set-Off Losses, as so determined, shall thereupon be final and binding. In adjudicating any such dispute, the Parties shall not engage in any ex parte communications with the Independent Accounting Firm. The Parties shall instruct the Independent Accounting Firm to review only those unresolved items specifically set forth in any statement of objection, and shall act as an expert, and not an arbitrator, to resolve such disputed items, based solely on the written presentations by each of the Parties (which each Party shall deliver a copy of substantially simultaneously to the other), and not by independent review. The Independent Accounting Firm shall not determine an amount of any disputed item set forth in any objection statement greater than the highest amount or less than the lowest amount of such item claimed by either Party. The Parties shall instruct the Independent Accounting Firm to complete its determination with respect to such items in dispute within thirty (30) days of its selection, and such determination shall be set forth in a written statement delivered to the Parties, which shall be conclusive, final and binding on all parties absent manifest error. Each Party agrees that it shall not have any right to, and shall not, institute any action of any kind challenging such determination with respect to the matters that are the subject of the foregoing, except that the foregoing shall not preclude an action to enforce

- 3 - such determination. In the event any dispute is submitted to the Independent Accounting Firm for resolution, the fees, charges and expenses of the Independent Accounting Firm shall be allocated and be paid by each Party based upon the percentage which the portion of the disputes not awarded to each Party bears to the amount actually contested by such Party. Each Party hereto shall make reasonably available to the other Parties (at times that are mutually agreed and not overly burdensome to the cooperating Party) and, if applicable, the Independent Accounting Firm, such books, records and other information (subject to execution of customary access letters) as any of the foregoing may reasonably request to prepare and review any claim or determination of Set- Off Losses. 2.2 Tax Matters. (a) Section 8.19(a) of the Equity Purchase Agreement is hereby incorporated herein by reference. The Parties acknowledge and agree that (i) for all applicable Tax purposes, the “Purchase Price” as defined in the Purchase Agreement shall be deemed revised to be equal to the APA Purchase Price and (ii) at the Closing and except as set forth in the proviso to this clause (ii), Seller Taxes (and Set-Off Losses, if any, arising from Seller Taxes) shall be computed taking into account the effect of the Carry Back, whether or not any associated refund has then been received; provided, that, for clarity, the Parties acknowledge and agree that any Losses arising from a subsequent determination that the Carry Back is not available shall be taken into account in determining Seller Taxes. (b) The Parties and their Affiliates shall treat all Set-Off Losses as adjustments to the APA Purchase Price and the Purchase Price (as defined in the Equity Purchase Agreement) for all applicable Tax purposes, and, for clarity, shall compute Set-Off Losses, if any, arising from Seller Taxes on that basis. (c) Parent and Purchaser shall, promptly following Closing, pay all amounts of Taxes that are, or could with the passage of time become, Seller Taxes. (d) Parent and Purchaser shall permit Aggregator to control the conduct of any Tax audit, controversy or other proceeding relating exclusively to Seller Taxes (a “Seller Tax Contest”), but (i) Aggregator shall keep Parent and Purchaser informed of, and permit Parent and Purchaser to participate in, such Seller Tax Contest with counsel of its own choosing at its own expense, separate from counsel employed by Aggregator and (ii) Aggregator shall not compromise, settle or concede such Seller Tax Contest without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In addition, Parent and Purchaser shall keep Aggregator informed of, and permit Aggregator to participate in, any Tax audit, controversy or other proceeding which could reasonably expected to give rise to, or increase, directly or indirectly, the amount or incidence of any Seller Taxes with counsel of its own choosing at its own expense, separate from counsel employed by Parent and Purchaser. ARTICLE III Miscellaneous 3.1. Expenses. Each Party is responsible for its own expenses in connection with the negotiation and execution of this Agreement.

- 4 - 3.2. Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. 3.3. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of each of Parent, Purchaser, Aggregator, and the Term Agent. Each Obligor hereby acknowledges and consents to the foregoing. 3.4. Waiver of Compliance; Consents. The failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with Section 3.5. 3.5. Notices. All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 3.5: If to Purchaser or Parent: MediaCo Holding Inc. 48 West 25th Street, Floor 3 New York, NY 10010 Attention: Chief Financial Officer and Vice President of Legal Email: legal@mediacoholding.com with a copy (which shall not constitute notice) to: Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Philip Richter; Colum J .Weiden

- 5 - If to Estrella Broadcasting or any of its subsidiaries: Estrella Broadcasting, Inc 1 Estrella Way Burbank, CA 91504 Attention: Peter Markham Email: pmarkham@EstrellaMedia.com If to any Obligor: c/o HPS Investment Partners, LLC 40 West 57th Street, 33rd Floor New York, NY 10019 Attention: Colbert Cannon; Brett Pertuz Email: colbert.cannon@hpspartners.com; brett.pertuz@hpspartners.com with a copy (which shall not constitute notice) to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Jeffrey Marell; Lukas Richards Email: jmarell@paulweiss.com; lrichards@paulweiss.com 3.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties hereto. 3.7. No Third Party Beneficiaries. Except for the Purchaser Parties and their respective successors and assigns (each of which is an express third-party beneficiary of this Agreement), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties to this Agreement, any right or remedies under or by reason of this Agreement; provided, that the Nonparty Affiliates (as defined below) are intended third party beneficiaries of the provisions of Section 3.14 hereof. 3.8. Governing Law; Consent to Jurisdiction. (a) This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive law to govern this Agreement). With respect to any and all proceedings arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each of the Parties:

- 6 - (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that a proceeding involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agrees that all claims in respect of such proceeding shall be heard and determined only in a Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any proceeding brought against a party in another jurisdiction by an independent third person, it shall not bring any proceeding directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 3.5. Nothing in this Section 3.8, however, shall affect the right of any person to serve legal process in any other manner permitted by law. NO PARTY HERETO (OR THEIR SUCCESSORS AND ASSIGNS) SHALL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES). (b) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8. 3.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable

- 7 - manner in order that the transactions be consummated as originally contemplated to the fullest extent possible. 3.10. Publicity. No Party shall make or issue or cause to be made or issued, any announcement (written or oral) concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other Parties. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency (including the FCC) or any stock exchange, except that the Party required to make such announcement shall provide a draft copy thereof to the other Parties, and consult with such other Party concerning the timing and content of such announcement, before such announcement is made. 3.11. Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. 3.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of the Agreement by facsimile or electronic transmission will be deemed to be an original counterpart of the Agreement so transmitted. 3.13. Entire Agreement. This Agreement, including the documents delivered pursuant to this Agreement or other written agreements referenced in this Agreement (as may be modified by this Agreement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Schedule(s) hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior negotiations and understandings between the parties with respect to the subject matter hereof, including any other writings executed prior to the date hereof relating to such negotiations, agreements and understandings. 3.14. No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance or non-performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as Parties. In no event shall any Party have any shared or vicarious liability for the actions or omissions of any other person. Except as otherwise expressly set forth in this Agreement, no person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or representative or assignee of any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through

- 8 - attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach and, to the maximum extent permitted by applicable law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the parties to this Agreement or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement or any other agreement referenced herein or the transactions contemplated hereunder, or the termination or abandonment of any of the foregoing. 3.15. Interpretation. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (iv) the terms “Section,” “this Agreement,” and “Schedule” and similar expressions refer to the specified Article, Section, or Schedule of or to this Agreement, (v) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including, without limitation,” unless otherwise specified, (vi) the word “or” shall be disjunctive but not necessarily exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to any law shall include all rules and regulations promulgated thereunder and references to any law shall be construed as including all statutory, legal and regulatory provisions consolidating, amending or replacing such law, any reference to any law will be to such law (and all rules and regulations promulgated thereunder) as amended from time to time, (ix) words importing the singular shall also include the plural, and vice versa, (x) all references to “$” or “dollar” shall be references to United States dollars, (xi) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, and (xii) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). (signature pages follow)

[Signature Page to EPA Closing Agreement] IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written. PURCHASER: MEDIACO OPERATIONS LLC By: _______________________ Name: Alberto Rodriguez Title: Interim President and Chief Executive Officer PARENT: MEDIACO HOLDING INC. By: _______________________ Name: Alberto Rodriguez Title: Interim President and Chief Executive Officer

[Signature Page to EPA Closing Agreement] SLF LBI AGGREGATOR, LLC By: _______________________ Name: Title: TERM AGENT: HPS INVESTMENT PARTNERS, LLC By: _______________________ Name: Title: ESTRELLA BROADCASTING: ESTRELLA BROADCASTING, INC. By: _______________________ Name: Peter Markham Title: Chief Executive Officer COMPANY: ESTRELLA MEDIA, INC. By: _______________________ Name: Peter Markham Title: Chief Executive Officer GRANTOR SUBSIDIARIES: ESTRELLA RADIO BROADCASTING OF CALIFORNIA LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer

[Signature Page to EPA Closing Agreement] ESTRELLA RADIO BROADCASTING OF HOUSTON LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA TELEVISION OF HOUSTON LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA TELEVISION LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA KCRA TELEVISION LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA RADIO BROADCASTING OF DALLAS LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA RADIO LICENSE OF CALIFORNIA LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer

[Signature Page to EPA Closing Agreement] ESTRELLA RADIO LICENSE OF HOUSTON LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA TELEVISION LICENSE OF HOUSTON LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA TELEVISION LICENSE LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA RADIO LICENSE OF DALLAS LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA TELEVISION OF DALLAS LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA TELEVISION LICENSE OF DALLAS LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA MEDIA HOLDINGS, INC.

[Signature Page to EPA Closing Agreement] By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA MEDIA INTERMEDIATE HOLDINGS, INC. By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA STUDIOS LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer AGUA FRESCA STUDIOS LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer ESTRELLA MEDIA MUSIC ENTERTAINMENT LLC By: _______________________ Name: Peter Markham Title: Chief Executive Officer

[Signature Page to EPA Closing Agreement] LENDERS: SLF LBI AGGREGATOR, LLC By: _______________________ Name: Colbert Cannon Title: Managing Director AIGUILLES ROGUES SECTOR F INVESTMENT FUND, L. P. By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director HOUSTON CASUALTY COMPANY By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director HPS FUND OFFSHORE SUBSIDIARY V, L.P. By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director HPS FUND OFFSHORE SUBSIDIARY VI, L.P. By: HPS Investment Partners, LLC, its investment manager

[Signature Page to EPA Closing Agreement] By: _______________________ Name: Colbert Cannon Title: Managing Director HPS FUND OFFSHORE SUBSIDIARY VII, L.P. By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director MORENO STREET DIRECT LENDING FUND, L.P. By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director RELIANCE STANDARD LIFE INSURANCE COMPANY By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director SAFETY NATIONAL CASUALTY CORPORATION By: HPS Investment Partners, LLC, its investment manager By: _______________________

[Signature Page to EPA Closing Agreement] Name: Colbert Cannon Title: Managing Director SLF 2016 INSTITUTIONAL TV SUBSIDIARY, L.P. By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director SLF HCX AGGREGATOR, L.P. By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director SLF LBI US HOLDINGS I, LLC By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director SLF LBI US HOLDINGS II, LLC By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director

[Signature Page to EPA Closing Agreement] SPECIALTY LOAN ONTARIO FUND 2016, L.P. By: HPS Investment Partners, LLC, its investment manager By: _______________________ Name: Colbert Cannon Title: Managing Director

66357900 ANNEX A - Defined Terms “20-Day VWAP” means, as of any date, the dollar volume-weighted average sale price for Company Common Stock as calculated by Bloomberg through its “Volume-Weighted Average Price” function (or, if not calculated thereby, any other authoritative source mutually agreed by the Parties), rounded to the nearest one ten thousandth, during the period beginning at 9:30 a.m., New York City Time (or such other time as the Nasdaq Capital Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Nasdaq Capital Market publicly announces is the official close of trading) for the twenty (20) consecutive trading days ending the day prior to such date. “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, that, (a) in no event shall Aggregator, any Lender, or Parent Purchaser (or any of their Affiliates) be considered an Affiliate of any other portfolio company or investment fund affiliated with or managed by affiliates of HPS Investment Partners, LLC, nor shall any other portfolio company or investment fund affiliated with or managed by affiliates of HPS Investment Partners, LLC be considered to be an Affiliate of Aggregator, any Lender, or Parent or Purchaser (or any of their Affiliates), and (b) in no event shall Parent or Purchaser (or any of their Affiliates) be considered an Affiliate of any other portfolio company or investment fund affiliated with or managed by Standard General L.P. or its affiliates, nor shall any other portfolio company or investment fund affiliated with or managed by Standard General L.P. or its affiliates be considered to be an Affiliate of Parent or Purchaser (or any of their affiliates). “APA Purchase Price” means the Purchase Price as defined in the Purchase Agreement, but computed only by reference to clauses (a), (b), (d) and (e) thereof. “Business Day” means any day other than a Saturday, Sunday or a day on which banks are not required or authorized to close in New York, New York. “Contract” means any contract, note, bond, mortgage, indenture, lease, license, commitment, undertaking or other agreement (written, oral or otherwise) that, in each case, is legally binding. “Excluded Liability” means the Liabilities described in Section 2.4 of the Purchase Agreement; provided, that the foregoing (x) shall not include (1) the portion of the Company Transaction Bonus Amount that has not been paid by Estrella Broadcasting or its subsidiaries as of the date of the Equity Purchase Agreement, (2) Liabilities described in Section 2.4(f) of the Purchase Agreement, and (3) Liabilities of Estrella Broadcasting or any of its subsidiaries constituting an intercompany Liability exclusively owed to Estrella Broadcasting or one or more of its subsidiaries and (y) shall include Seller Taxes (as defined in the Purchase Agreement) only if and to the extent that such Seller Taxes are in excess of $4,700,000.00. “Final Determination” means either (a) a mutual written agreement of Parent and Term Agent, or (b) a final, non-appealable judicial decision of a court of competent jurisdiction. “Governmental Approval” means any permit, license, approval, consent, exemption, waiver, certification, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law. “Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other similar non-governmental authority to whose jurisdiction that Person has consented. “Independent Accounting Firm” means an independent accounting firm of nationally recognized standing reasonably satisfactory to Purchaser and Aggregator (which shall not have any material relationship with Purchaser or Aggregator). “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, resolution, common law, ordinance, code, edict, decree, Order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority. “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Governmental Approval, Proceeding or Contract and including any and all liabilities for Taxes. “Loan Agreement” means that certain Second Lien Term Loan Agreement, dated April 17, 2024, by and among Parent, the other persons party thereto as “Borrowers”, the financial institutions party thereto as “Lenders”, and the Term Agent, in its capacity as Term Agent thereunder, as amended and in effect from time to time or any refinancing thereof. “Loss” or “Losses” means any and all losses, damages, claims of any kind (including third party claims), deficiencies, liabilities, obligations, charges, interest, penalties, fines, Taxes, amounts paid in settlements, judgments, awards and costs and expenses (including reasonable attorneys’ fees and expenses, court costs and other out-of-pocket expenses, whether or not arising out of a third party claim, but not including internal management, administrative or overhead costs, and not including loss of profits or consequential or punitive damages except to the extent that they form part of any adjudicated Losses owing in respect of third party claims); provided, however, that “Losses” shall not include speculative damages. “Obligor” means each of Aggregator (in its capacity as holder of Series B Preferred Stock) and each Lender (in such entity’s capacity as a lender in respect of the Term Loan), together with their respective successors and assigns. “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Purchase Agreement” has the meaning set forth in the Option Agreement. “Seller Taxes” has the meaning set forth in the Purchase Agreement. “Series B Articles of Amendment” means the Articles of Amendment to the Amended and Restated Articles of Incorporation of Parent filed dated April 17, 2024. “Series B Preferred Stock” means shares of Parent’s Series B Preferred Stock with such preferences, rights, qualifications, limitations and restrictions as set forth in the Series B Articles of Amendment. “Stated Value” has the meaning set forth in the Series B Articles of Amendment. “Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, gains, transfer, license, withholding, payroll, employment, unemployment, disability, excise, capital stock, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any fine or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority. “Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax. “Term Loan” shall have the meaning ascribed to “Term Loan” in the Loan Agreement or any similar term in any refinancing thereof.

Schedule 1 - Estrella Subsidiaries 1. Estrella Media Holdings, Inc. 2. Estrella Media Intermediate Holdings, Inc. 3. Estrella Media, Inc. 4. Estrella Radio Broadcasting of Houston LLC 5. Estrella Radio License of Houston LLC 6. Estrella Television of Houston LLC 7. Estrella Television License of Houston LLC 8. Estrella Radio Broadcasting of Dallas LLC 9. Estrella Radio License of Dallas LLC 10. Estrella Television of Dallas LLC 11. Estrella Television License of Dallas LLC 12. Estrella Studios LLC 13. Agua Fresca Studios LLC 14. Estrella Media Music Entertainment LLC 15. Estrella Radio Broadcasting of California LLC 16. Estrella Radio License of California LLC 17. Estrella Television LLC 18. Estrella KRCA Television LLC 19. Estrella Television License LLC

Schedule 2 - Lenders 1. SLF LBI Aggregator, LLC 2. Aiguilles Rouges Sector F Investment Fund, L.P. 3. Houston Casualty Company 4. HPS Fund Offshore Subsidiary V, L.P. 5. HPS Fund Offshore Subsidiary VI, L.P. 6. HPS Fund Offshore Subsidiary VII, L.P. 7. Moreno Street Direct Lending Fund, L.P. 8. Reliance Standard Life Insurance Company 9. Safety National Casualty Corporation 10. SLF 2016 Institutional TV Subsidiary, L.P. 11. SLF HCX Aggregator, L.P. 12. SLF LBI US Holdings I, LLC 13. SLF LBI US Holdings II, LLC 14. Specialty Loan Ontario Fund 2016, L.P.